Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Enters into Definitive Stock Purchase Agreements for $36 Million with Institutional Investors.

WOODRIDGE, IL, February 28, 2006/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced that it entered into definitive stock purchase agreements dated February 24, 2006, to raise approximately $36 million of gross proceeds through a private placement of approximately 10.2 million shares of common stock and warrants to purchase approximately 5.1 million shares of common stock to a group of institutional investors. The purchase price for each share of common stock is $3.53 and the warrants are exercisable one hundred eighty days from the date of grant until the fifth anniversary of such date at an exercise price of $3.81 per share of common stock. The financing is expected to close on or about March 2, 2006.

The shares sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The shares were offered and sold only to institutional investors. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares common stock issued in the private placement as well as the shares issuable upon the exercise of the warrants. Lazard Capital Markets LLC acted as the sole placement agent in the transaction.

This news release is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Advanced Life Sciences
Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation. The Company’s lead candidate, cethromycin, is a novel ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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